Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS LAUNCHES AZASAN®

RALEIGH, NC, February 17, 2004 - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced that its specialty sales force has begun presenting AZASAN® (azathioprine tablets) to physicians.

Commenting on the launch of the Company’s second product, Ms. Carolyn Logan, President and Chief Executive Officer, Salix Pharmaceuticals, stated, “We are extremely proud to announce that Salix is now the exclusive source for AZASAN 75 mg and 100 mg dosage strengths. We believe our product will differentiate itself from the competition by offering more convenient dosing at a lower cost. AZASAN offers the dosing precision and flexibility that are essential to successful therapy. The most common dosage used by physicians is 100 mg, and AZASAN is the only azathioprine formulation available at this dose. We believe that the convenience of AZASAN 100 mg should improve patient compliance.”

Ms. Logan concluded by stating, “The launch of AZASAN represents a milestone in the execution of our strategy to build a leading specialty pharmaceutical company providing products to physicians and their patients. Our sales force has worked diligently over the past three years to build strong relationships with physicians. AZASAN creates the first opportunity for us to expand our business. We look forward to continued growth and success as the Company brings additional products to the market.”

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 100-member gastroenterology specialty sales and marketing team. Salix trades on the Nasdaq National Market under the ticker symbol “SLXP.”

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

Azasan® is a registered trademark of aaiPharma Inc.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include market acceptance for approved products, intellectual property risks, management of rapid growth, the need to acquire additional products, and risks of regulatory review and clinical trials. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

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